Contact:
William F. Hackett
Base Ten Systems, Inc.
609-586-7010 Ext. 2310

                 BASE TEN REACHES AGREEMENT WITH HOLDERS OF
                         PREFERRED SHARES AND DEBENTURE

TRENTON, N.J. January 13, 1999 - Base Ten Systems, Inc. (Nasdaq: BASEA) today announced that it had signed a definitive agreement dated December 31, 1998 with all holders of the Company's Series A Convertible Preferred Shares to exchange these shares for new Series B Convertible Preferred Shares. The principal differences between the two series of preferred stock are that with the Series B Shares the price for converting preferred shares to common stock is fixed at $4.00 per share of common stock instead of being based on the market price of the common stock. Conversion features contained in the Series A Shares that would have resulted in debt and debt service have been eliminated, and there is no dividend payment due based on the price of Class A common stock. The Company will, upon consummation of the exchange, issue warrants to purchase 40,000 shares of Class A Common Stock, at $3.00 per share, for each $1 million of Series A Shares held on September 1, 1998 or thereafter converted at a conversion price of $4.00 or more, and will modify existing warrants to purchase 40,000 shares to, among other things, decrease the exercise price from $16.25 to $3.00.

"Fixing the conversion price and eliminating the debt and debt service components bring the interests of the holders of the Company's preferred stock and the common equity shareholders into alignment," commented William F. Hackett, senior vice president and chief financial officer of Base Ten. "Through this agreement, we believe we have structured the balance sheet more appropriately for a Company our size. Management can now focus more of our efforts on customer-related issues," Mr. Hackett added.*

Base Ten also announced that it received a commitment from the holder of the Company's 9.01% Convertible Debenture in the principal amount of $10,000,000 to convert the Debenture, upon the exchange of Series A Preferred Shares for Series B Preferred Shares. The conversion price of the Debenture will be reduced from $12.50 to $4.00 per share. Both transactions will be consummated upon the effectiveness of a related filing of a registration statement on Form S-3 with the Securities and Exchange Commission.

Base Ten shareholders approved the exchange of the Series A Preferred Shares for Series B Preferred Shares, the issuance of the related warrants, and the lower conversion price of the Debenture at a Special Meeting of Shareholders on November 10, 1998.

Base Ten Systems is a leading software technology company, focused on execution systems and services for the pharmaceutical, fine chemicals and medical products industries. Through installation of BASE10(TM) software, the company's customers around the world can enjoy more effective regulatory compliance, improved manufacturing flexibility and reduced production cycle time. BASE10(TM) execution systems are readily integrated with complementary software partners as manufacturers consolidate their operations into global supply chain processes. You can learn more about Base Ten Systems by visiting web site at www.base10.com.

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* Forward Looking Statements
The foregoing contains "forward looking information" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward looking statements may be identified by an asterisk ("*") or by such forward looking terminology as "may", "will", "believe", "anticipate", "expect" or similar words or variations thereof. Such forward looking statements involve certain significant risks and uncertainties. Important factors that the Company believes may cause actual results to differ materially from such forward looking statements are discussed in the "Risk Factors", "Business" and "MD&A" sections of the Company's current S-3 registration statements and annual and quarterly reports on file with the Securities and Exchange Commission. Additional risk factors include the effectiveness of the software and ability of the software to operate without "bugs" in the technology, acceptance of the release by customers and actual rollout as a result of the release. In assessing such forward looking statements you are urged to read carefully those reports and other filings. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes indicate that any such results or event (expressed or implied) will not be realized.

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